UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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APAC CUSTOMER SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

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2333 Waukegan Road, Suite 100
Bannockburn, Illinois 60015
(847) 374-4980

Notice of Annual Meeting of Shareholders
To Be Held On June 3, 2009

To the Shareholders of APAC Customer Services, Inc.:
The Annual Meeting of Shareholders of APAC Customer Services, Inc. will be held at the Marriott Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois 60069 on Wednesday, June 3, 2009, at 10:00 a.m. Central Daylight Time for the following purposes:
1. To elect seven directors.
2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.
Shareholders of record at the close of business on April 8, 2009 are entitled to notice of, and to vote at, the Annual Meeting.
Even if you plan to attend the meeting in person, please read these proxy materials and date, sign and mail the enclosed proxy in the envelope provided, which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated. Shareholders who are present at the Annual Meeting may withdraw their proxies and vote in person if they so desire.

By Order of the Board of Directors

Robert B. Nachwalter
Secretary
Dated: April 21, 2009

APAC Customer Services, Inc.
2333 Waukegan Road, Suite 100
Bannockburn, Illinois 60015
(847) 374-4980

Proxy Statement
Annual Meeting of Shareholders to be Held June 3, 2009

This Proxy Statement and the accompanying proxy card are being mailed to shareholders of APAC Customer Services, Inc. (“Company”) on or about May 1, 2009, in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders to be held on June 3, 2009. The purpose of the Annual Meeting is to consider and act upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.
Each shareholder is entitled to one vote for each Common Share (as defined in the Company’s Amended and Restated Articles of Incorporation, dated August 8, 1995, as subsequently amended) held as of the record date. A majority of the outstanding Common Shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. As of the close of business on April 8, 2009, the record date for determining shareholders entitled to vote at the Annual Meeting, 51,051,183 Common Shares were outstanding.
If the form of Proxy that accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the indicated direction. A Proxy may be revoked at any time prior to the voting thereof by written notice to our Secretary, by executing and delivering a subsequently dated proxy card or by voting in person at the Annual Meeting. Shareholders whose Common Shares are held in the name of a bank, broker or other holder of record will receive voting instructions from the holder of record.
The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required for the election of directors and for any other proposal submitted to a vote. Shareholders are not entitled to cumulate their votes. Shares represented by proxies which are marked “withhold” or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matter. Broker “non-votes” and the shares as to which shareholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting, except as to matters for which a non-vote is indicated on the broker’s proxy. If a non-vote is indicated on the broker’s proxy with respect to a particular matter, the shares will not be treated as represented at the meeting for the purposes of determining a quorum for such matter. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Votes will be tabulated by representatives of BNY Mellon Shareowner Services, our transfer agent and inspector of elections for the Annual Meeting. We will bear all expenses incurred in the solicitation of proxies.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 3, 2009
A copy of this proxy statement and of our annual report to stockholders is available at: http://ir.apaccustomerservices.com/investors/proxy09.cfm.
The 2009 annual meeting will be held on June 3, 2009, at 10:00 a.m., Central Daylight Time, at the Marriott Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois 60069.

At the annual meeting, you will be asked to consider and vote on:
•	To elect seven directors; and

•	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
For the reasons set forth in more detail elsewhere in this proxy statement, our Board of Directors recommends a vote “FOR” the approval of each of the proposals set forth above.
The materials available at the http://ir.apaccustomerservices.com/investors/proxy09.cfm website include a copy of this proxy statement, a copy of our annual report to stockholders and a copy of the form of proxy.
You may contact the Secretary, at 1-800-776-2722 if you would like to obtain directions to be able to attend the annual meeting and vote in person.

COMMON SHARES BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL REGARDING THE ELECTION OF DIRECTORS
2008 Director Compensation
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
2008 Summary Compensation Table
2008 Grants of Plan-Based Awards
Outstanding Equity Awards on December 28, 2008
2008 Options Exercised and Stock Vested
Compensation Discussion and Analysis
COMPENSATION COMMITTEE REPORT
Estimated Payments on Termination or Change of Control
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K
MULTIPLE SHAREHOLDERS SHARING AN ADDRESS
PROPOSALS OF SHAREHOLDERS FOR 2010 ANNUAL MEETING
OTHER MATTERS TO COME BEFORE THE MEETING

COMMON SHARES BENEFICIALLY OWNED BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth certain information, as of March 31, 2009, regarding the beneficial ownership of Common Shares by (i) each person known by us to own beneficially more than 5% of our outstanding Common Shares, (ii) each director and nominee, (iii) each Named Executive Officer (as defined in “Compensation Discussion and Analysis — Overview of Compensation Process” appearing in the “Executive Compensation” section of this Proxy Statement) and (iv) all directors, director nominees and executive officers as a group. Except as otherwise indicated, we believe that each beneficial owner of Common Shares listed below, based on information provided by such owner, has sole investment and voting power with respect to such Common Shares. Unless otherwise indicated, the address of each of the shareholders named below is c/o APAC Customer Services, Inc., 2333 Waukegan Road, Suite 100, Bannockburn, Illinois 60015.

	Common Shares Beneficially Owned
Name	Number		Percent(1)

Theodore G. Schwartz	19,798,594	(2)(3)	37.8%

Wells Fargo & Company	4,310,128	(4)	8.2%

Ronald L. Chez	3,650,569	(5)	7.0%

Trust Four Hundred Thirty U/A/D 4/2/94	2,115,000	(6)	4.0%

Trust Seven Hundred Thirty U/A/D 4/2/94	2,115,000	(6)	4.0%

Trust 3080	500,000	(6)	*

Trust 3081	500,000	(6)	*

Cindy K. Andreotti	197,203	(3)	*

John C. Kraft	128,640	(3)	*

Michael P. Marrow	207,025	(3)	*

Bhaskar Menon	25,000	(3)	*

John J. Park	167,006	(3)	*

Samuel K. Skinner	77,302	(3)	*

John L. Workman	55,000	(3)	*

Arthur D. DiBari	60,000	(3)	*

David J. LaBonte	297,737	(3)	*

Mark E. McDermott	384,320	(3)	*

Andrew B. Szafran	390,000	(3)	*

Robert J. Keller	258,775	(7)	*

George H. Hepburn III	189,000	(7)	*

James M. McClenahan	59,100	(7)	*

Pamela R. Schneider	215,500	(7)	*

All directors, nominees and executive officers as a group (12 persons)	21,787,827	(3)(8)	41.5%

Notes to Common Shares Beneficially Owned Table

*	Indicates less than 1%.

(1)
Beneficial ownership is shown on this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person holds options to purchase Common Shares that are exercisable or will be exercisable within 60 days after March 31, 2009, those shares are included in that person’s reported holdings and in calculating the percentages of Common Shares beneficially owned. The percentages of Common Shares beneficially owned are based on 52,446,308 Common Shares, which includes 51,051,183 Common Shares outstanding as of March 31, 2009, plus 1,395,125 Common Shares subject to options that will be exercisable within 60 days of March 31, 2009, as detailed in Note 3 below.

(2)
Includes 9,858,000 Common Shares as to which Mr. Schwartz has sole voting and investment power, 9,858,000 Common Shares held by a limited partnership, as to which Mr. Schwartz disclaims beneficial ownership except to the extent of his pecuniary interest therein, and 3,218 Common Shares held by Mr. Schwartz’s spouse, as to which Mr. Schwartz disclaims beneficial ownership. Mr. Schwartz’s address is 19955 NE Porto Vita Way #2903, Aventura, FL 33180.

(3)
Includes Common Shares which may be acquired pursuant to options exercisable as of March 31, 2009, or within 60 days thereafter, as follows: Mr. Schwartz (79,376 shares); Ms. Andreotti (108,903 shares); Mr. Kraft (94,140 shares); Mr. Marrow (180,000 shares); Mr. Park (133,560 shares); Mr. Skinner (7,302 shares); Mr. DiBari (60,000 shares); Mr. LaBonte (276,300 shares); Mr. McDermott (365,544 shares); Mr. Szafran (90,000 shares); and all directors, nominees and executive officers (as of March 31, 2009) as a group (1,395,125 shares). Messrs. Menon and Workman do not have options exercisable as of March 31, 2009, or within 60 days thereafter.

(4)
Based solely upon information provided in the Schedule 13G/A filed jointly on January 23, 2009 by Wells Fargo & Company as a parent holding company (“Wells Fargo”), on its own behalf, and on behalf of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management LLC and Wells Fargo Bank, National Association, Wells Fargo (or one or more of its subsidiaries) has sole voting power over 4,295,828 Common Shares and sole dispositive power over 4,310,128 Common Shares. The address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94014.

(5)
Based solely upon information provided in the Schedule 13D/A filed on February 24, 2009 by Ronald L. Chez, Mr. Chez has sole voting and dispositive power over 3,650,569 Common Shares. The address of Mr. Chez is c/o Howard Friedman, Attorney At Law, 6745 N. Kilpatrick Avenue, Lincolnwood, Illinois 60712.

(6)
Robert H. Wicklein, John J. Abens and Scott Mordell serve as general trustees of Trust Four Hundred Thirty U/A/D 4/2/94, Trust Seven Hundred Thirty U/A/D 4/2/94, Trust 3080 and Trust 3081 (collectively, the “Trusts”). All decisions regarding the voting and disposition of Common Shares held by the Trusts must be made by a majority of the general trustees and, as a result, each of the general trustees disclaims beneficial ownership. M. Christine Schwartz, who is married to Mr. Schwartz, serves as a special trustee of the Trusts and has limited powers to designate successors to the general trustees at the conclusion of their terms, but has no responsibilities or powers regarding the voting or disposition of the Common Shares owned by the Trusts and accordingly disclaims beneficial ownership of such shares. The address of each of the Trusts is 650 Dundee Road, Suite 450, Northbrook, Illinois 60062.

(7)
Mr. Keller retired as our Chief Executive Officer on April 19, 2008. Mr. Keller’s address is c/o ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, IL 60069. Mr. Hepburn resigned as our Chief Financial Officer on May 31, 2008. Mr. Hepburn’s address is c/o APAC Customer Services, Inc., 2333 Waukegan Road, Suite 100, Bannockburn, IL 60015. Mr. McClenahan resigned as our Senior Vice President, Sales and Marketing on March 28, 2008. Mr. McClenahan’s address is c/o APAC Customer Services, Inc., 2333 Waukegan Road, Suite 100, Bannockburn, IL 60015. Ms. Schneider resigned as our Senior Vice President, General Counsel and Secretary on September 30, 2008. Ms. Schneider’s address is c/o Movie Gallery Inc., 9275 SW Peyton Lane, Wilsonville, OR 97070.

(8)	Messrs. Keller, Hepburn and McClenahan and Ms. Schneider were no longer employed by us as of December 28, 2008.

PROPOSAL REGARDING THE ELECTION OF DIRECTORS
At the Annual Meeting, seven directors are to be elected to serve until the next Annual Meeting of Shareholders.
It is intended that the executed and returned proxy cards (except proxy cards marked to the contrary) will be voted for the nominees listed below. Proxies cannot be voted for a greater number of persons than the number of nominees listed below. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.
The Board of Directors recommends a vote FOR the election of each of the following nominees:
Nominees for Election

Name	Age	Position
Cindy K. Andreotti	53
Cindy K. Andreotti became a director of the Company in April 2005. Currently, Ms. Andreotti is President and Chief Executive Officer of The Andreotti Group LLC, a strategic business advisory firm servicing domestic/global enterprise clients, private equity and institutional firms and international investment groups. Prior to the launch of The Andreotti Group, Ms. Andreotti was President, Enterprise Markets for MCI, Inc., which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in July 2002 and emerged from Chapter 11 protection in April 2004. Enterprise Markets consisted of the Global Accounts Segment, Government Markets, the Conferencing Business Unit, and MCI Solutions, the managed services arm of MCI. Previous assignments at MCI included President of Business Markets and President of Global Accounts and Strategic Ventures and Alliances. Before joining MCI in 1990, Ms. Andreotti was with AT&T Corporation. Ms. Andreotti is also Vice Chairman of the Japan American Society, a cabinet member of the Los Angeles Music Center, a member of the Executive Committee for the Red Cross, a member of the Accenture Women’s Leadership Forum and a member of the board of directors for Rivermine Solutions, Inc., a leading provider of enterprise Telecommunications Expense Management solutions.

John C. Kraft	67
John C. Kraft became a director of the Company in October 2005. Mr. Kraft was Vice Chairman and Chief Operating Officer at Leo Burnett where he oversaw the operations of the company’s 50 offices located in 43 countries. He also served on the company’s Board of Directors. After taking early retirement from Leo Burnett, Mr. Kraft was the Executive Vice President and Chief Administrative Officer and a Director of Young and Rubicam for two years. Mr. Kraft is a Director of Chicago Central Area Committee.

Michael P. Marrow	51
Michael P. Marrow became a director in February 2008 when he joined us as President and Chief Executive Officer. From January 2003 to February 2008, Mr. Marrow was employed by Affiliated Computer Services, Inc. (“ACS”), a leader in business process outsourcing and information technology solutions. From June 2007 through February 2008, he served as Managing Director of Emerging markets and was responsible for service delivery centers in India, Mexico, Malaysia, Fiji, China, Ghana, Guatemala, Jamaica, Dominican Republic, Poland, Brazil and the Philippines with approximately 15,000 employees. From January 2003 through June 2007, Mr. Marrow was the Managing Director of ACS’s Contact Center Practice and managed 31 ACS contact centers with over 16,000 employees located in the U.S., Mexico, Argentina, India and the Philippines.

Name	Age	Position

John J. Park	47
John J. Park became a director in August 2004. Mr. Park has been the Chief Financial Officer at Hewitt Associates, a global human resources outsourcing and consulting firm, since November 2005. Prior to joining Hewitt, Mr. Park served as Chief Financial Officer of Orbitz, Inc., an online travel company, from October 2000 until February 2005, and as acting President from November 2004 until February 2005. Prior to joining Orbitz, Mr. Park held various executive positions with Sears, Roebuck and Co., including Vice President, Finance for its services and credit card businesses.

Theodore G. Schwartz	55
Theodore G. Schwartz is Chairman of the Board of Directors of the Company. Mr. Schwartz is the founder of the Company and has served as the Company’s Chairman since its formation in May 1973. He served as the Company’s Chief Executive Officer until January 2000, and again from May 2001 until March 2004.

Samuel K. Skinner	70
Samuel K. Skinner previously served on our Board of Directors from July 2003 to June 2005. He rejoined the Board in June 2008. Mr. Skinner is the retired Chairman and Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He served as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University from 2004 to 2008. He is also Of Counsel to the law firm of Greenberg & Traurig, LLP. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now known as Exelon Corporation). Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George H. W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). He is currently a member of the boards of directors of Navigant Consulting, Inc., Express Scripts and Diamond Management & Technology Consultants, Inc.

John L. Workman	57
John L. Workman has served as a Director since June 2008. Mr. Workman is currently Executive Vice President and Chief Financial Officer of HealthSouth Corporation, a position to which he was appointed in September 2004. From 1998 to 2004, Mr. Workman served in various management and executive capacities with U.S. Can Company, including serving as its Chief Financial Officer from 1998 to 2002, as its Chief Operating Officer from 2002 to 2003, and its Chief Executive Officer from 2003 to 2004. Prior to joining U.S. Can Company, Mr. Workman was employed by Montgomery Ward & Company, Inc. for 14 years, where he held several management and executive positions, including General Auditor, Chief Financial Officer, and Chief Restructuring Officer. Mr. Workman began his career in public accounting, and was a partner with the public accounting firm KPMG.

Meetings of our Board of Directors and Corporate Governance
Our Board of Directors met 18 times during fiscal year 2008 and periodically took action by unanimous written consent. All incumbent directors attended at least 75% of the aggregate of such meetings and meetings of Board committees on which they served in fiscal year 2008.
Our Board of Directors has adopted Corporate Governance Guidelines which set forth the role and functions of our Board of Directors, director qualifications and guidelines with respect to Board of Director meetings and committees of the Board, among other things. Our Board of Directors has determined that, other than Messrs. Marrow and Schwartz, all current Board members, all nominees for election as Directors, and all individuals who served as Board members during the fiscal year 2008, are or were independent as defined by the NASDAQ listing standards. Our independent directors hold executive sessions periodically throughout the year.
Board Committees
Our Board of Directors has established three standing committees and has adopted written charters for each committee: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board of Directors appoints the members of each committee. While our Board’s committees are constituted as described below and vote on matters as described below, other members of our Board, including directors not determined by our Board to qualify as independent, are frequent participants (although not voting participants) in committee meetings and proceedings.
Each committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.apaccustomerservices.com. A copy of each charter is also available in print to shareholders upon request, addressed to our Secretary c/o APAC Customer Services, Inc., 2333 Waukegan Road, Suite 100, Bannockburn, Illinois 60015.
Audit Committee
Our Audit Committee consists of Messrs. Workman (Chairman), Park, Skinner and Ms. Andreotti. Our Audit Committee has direct responsibility for appointing our independent registered public accounting firm, reviewing the proposed scope of the annual audit, overseeing the adequacy and effectiveness of accounting and financial controls, and reviewing the annual and quarterly financial statements with management and the independent registered public accounting firm. Our Audit Committee met eight times in fiscal year 2008 and periodically took action by unanimous written consent. All members of our Audit Committee are independent as defined for audit committee members by the listing standards of NASDAQ. Our Board of Directors has determined that each member of our Audit Committee is financially literate in accordance with the listing standards of NASDAQ and that Messrs. Park and Workman are both an “audit committee financial expert,” as defined by the SEC. For details regarding Mr. Park’s and Mr. Workman’s qualifications as an “audit committee financial expert,” see “Nominees for Election” appearing in the “Proposal Regarding the Election of Directors” section of this Proxy Statement.
Compensation Committee
Our Compensation Committee consists of Messrs. Park (Chairman), Kraft and Menon. Our Compensation Committee is directly responsible for approving senior management compensation and overseeing our equity compensation plans. For a more detailed description of the responsibilities and authority of the Compensation Committee, see “Compensation Discussion and Analysis — Overview of Compensation Process” appearing in the “Executive Compensation” section of this Proxy Statement. Our Compensation Committee met thirteen times in fiscal year 2008 and periodically took action by unanimous written consent. All members of our Compensation Committee are independent directors as defined by the listing standards of NASDAQ.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Kraft (Chairman), Skinner and Ms. Andreotti. The Nominating and Corporate Governance Committee is directly responsible for identifying and recommending to our Board of Directors individuals qualified to serve as directors, recommending directors to serve on committees of our Board of Directors, advising our Board of Directors with respect to matters of Board composition and procedures, developing and recommending to our Board of Directors corporate governance principles applicable to us, overseeing corporate governance matters generally, and reviewing on an annual basis director compensation. The Nominating and Corporate Governance Committee met six times during fiscal year 2008 and periodically took action by unanimous written consent. All members of our Nominating and Corporate Governance Committee are independent directors as defined by the listing standards of NASDAQ.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, our Nominating and Corporate Governance Committee will take into consideration the needs of our Board of Directors and the qualifications of the candidate. Our Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by our Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information: the name of the shareholder and evidence of the person’s ownership of Common Shares, including the number of shares owned and the length of time of ownership; the name of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director; and the candidate’s consent to be named as director if selected by our Nominating and Corporate Governance Committee and nominated by our Board.
The shareholder recommendation and information described above must be sent to our Secretary c/o APAC Customer Services, Inc., 2333 Waukegan Road, Suite 100, Bannockburn, Illinois 60015 and must be received by our Secretary not less than 90 nor more than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.
Our Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director are the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all shareholders. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to us or our shareholders. Candidates considered by our Nominating and Corporate Governance Committee for election or reelection to our Board of Directors should possess the following qualifications: the highest level of personal and professional ethics, integrity and values; an inquiring and independent mind; practical wisdom and mature judgment; broad training and experience at the policy-making level in business, finance and accounting, government, education or technology; expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained; willingness to devote sufficient time and attention to carrying out the duties and responsibilities of Board membership; commitment to serve on the Board for several years to develop knowledge about our business; willingness to represent the best interests of all shareholders and objectively appraise management performance; and involvement only in activities or interests that do not conflict with the director’s responsibilities to us and our shareholders.
Once a person has been identified by our Nominating and Corporate Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, our Chairman or another member of the committee or of our Board of Directors, including directors who have not been designated as independent, contacts the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. Other members of our Board, including Messrs. Schwartz and Marrow, will also interview the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, our Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.
Search Committee
Our Search Committee consists of Messrs. Kraft, Park, Schwartz and Ms. Andreotti. In connection with the search for a replacement for Mr. Keller, our former Chief Executive Officer, this committee was formed to expedite changes in management and was involved with the evaluation of potential candidates for the office of Chief Executive Officer as well as to assist with the negotiation of mutually agreeable transition plans in the office of the Chief Executive Officer. This Committee no longer regularly meets.
Strategic Alternatives Committee
Our Strategic Alternatives Committee consists of Mr. Park. This Committee was formed to find and to evaluate alternate debt financing sources for the Company. This Committee no longer regularly meets.

Transition Oversight/Business Operations Committee
Our Transition Oversight Committee consists of Messrs. Schwartz, Marrow and Ms. Andreotti. This committee was formed to provide the Board an opportunity to provide input to management with respect to various operational matters.
Special Committee
On January 29, 2009, we received a proposal from Tresar Holdings LLC, an affiliate of Theodore G. Schwartz, our Company’s chairman and principal shareholder (“Tresar”), to acquire all of the outstanding shares of common stock of our Company other than those shares held by Theodore G. Schwartz and certain related holders (the “Tresar Proposal”). In response to the receipt of the Tresar Proposal, our Board of Directors formed a special committee of independent directors to review the proposal. The Special Committee consists of Ms. Andreotti, Messrs. Kraft, Menon, Park and Workman. On March 9, 2009, we announced that the Special Committee and Tresar had jointly agreed not to further pursue the Tresar Proposal, and that Tresar had withdrawn its proposal.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2008, members of our Compensation Committee included Messrs. Park (Chairman), Kraft and Menon. None of the members of the Compensation Committee serve as, or formerly served as, officers of the Company.
During fiscal year 2008, none of our executive officers served on the board of directors or compensation committee of any other corporation where any member of our Compensation Committee or our Board of Directors was engaged as an executive officer. None of the members of our Compensation Committee has ever been employed by us.

Shareholder Communications with our Board of Directors
Our Board of Directors has established a process to receive communications from shareholders. Shareholders may contact any member (or all members) of our Board by mail. To communicate with our Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to our Board of Directors or any such individual directors, or group or committee of directors, by either name or title. All such correspondence should be sent “c/o Secretary” to APAC Customer Services, Inc., 2333 Waukegan Road, Suite 100, Bannockburn, Illinois 60015.
All communications received as set forth in the preceding paragraph will be opened by the office of the Secretary for the sole purpose of determining the nature of the communications. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee or addressees.
Policy Regarding Director Attendance at Annual Meetings
We consider attendance and participation at the annual meeting of shareholders to be important to effectively fulfill the responsibilities of our directors. Accordingly, it is our policy to encourage each of our directors to attend the annual meeting. All of the directors then serving on the Board were in attendance at the 2008 Annual Meeting, other than Mr. Refer and Mr. Gerdelman, who retired effective on the date of the 2008 Annual Meeting.
Director Compensation
Our Nominating and Corporate Governance Committee reviews and approves the compensation paid to each member of our Board on an annual basis. Each director who is not employed by us is compensated for his or her services as a director with: (i) an annual cash retainer of $22,000; (ii) a cash payment of $1,500 for each board meeting attended in person and a cash payment of $750 for each board meeting attended by telephone; and (iii) quarterly grants of options to purchase Common Shares. The total number of options to be granted annually to each director is calculated as of the date of our annual meeting of shareholders and is determined by dividing $90,000 by the average fair market value of a Common Share over the preceding calendar year. Options are granted to directors in four equal installments as of the first trading day of each calendar quarter. Options have an exercise price equal to the fair market value of a Common Share on the date of grant. Additionally, Mr. Schwartz receives an annual fee of $15,000 for his services as Chairman of the Board.
For Board committee service: (i) the Audit Committee chairman receives an annual fee of $10,000; (ii) each of the other committee chairmen receives an annual fee of $5,000; and (iii) each committee member, including the committee chairmen, receives a cash payment of $1,500 for each committee meeting attended in person and a cash payment of $750 for each committee meeting attended by telephone.
Directors who are requested to perform services beyond regular attendance at board and committee meetings are compensated and receive cash payments ranging from $250 to $1,500 per day depending on the circumstances. Directors are also reimbursed for certain expenses in connection with attendance at Board and committee meetings as well as approved education programs and other required travel.

2008 Director Compensation
The following table sets forth the information with respect to all compensation paid or earned for services rendered to us by each member of our Board of Directors (other than Mr. Marrow, our Chief Executive Officer) during fiscal year 2008. During fiscal year 2008, Mr. Marrow was an employee of ours and did not receive any additional compensation for his services as a director.

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
Cindy K. Andreotti	106,000	43,710		149,710

John W. Gerdelman (4)	37,000	78,100		115,100

John C. Kraft	70,500	42,601		113,101

Bhaskar Menon (5)	26,750	2,719		29,469

John J. Park	73,000	44,198		117,198

Lynn E. Refer (6)	20,000	—	36,000	56,000

Theodore G. Schwartz	63,250	41,403		104,653

Samuel K. Skinner	26,750	2,719		29,469

John L. Workman	29,500	2,719		32,219

Notes to 2008 Director Compensation Table

(1)
The amounts shown in the table represent the actual amount of all fees earned for services rendered as a director during fiscal year 2008, regardless as to whether such fees were actually paid in fiscal year 2008.

(2)
Represents the accounting expense to us for stock options recognized in fiscal year 2008, but excludes any estimate of forfeitures related to service-based vesting conditions. These amounts were determined in accordance with FAS 123(R), and may include amounts from options granted prior to fiscal year 2008. The grant date fair value of stock options determined in accordance with FAS 123(R) granted to each of our directors during fiscal year 2008 was as follows: Ms. Andreotti and Messrs. Kraft, Park and Schwartz ($30,516); Messrs. Menon, Skinner and Workman ($23,925), and Messrs. Refer and Gerdelman ($6,592). See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 13, 2009. As of December 28, 2008, each non-employee director owned options to purchase an aggregate number of Common Shares as follows: Ms. Andreotti (172,500 shares); Mr. Gerdelman (266,730 shares); Mr. Kraft (157,737 shares); Mr. Menon (24,862 shares); Mr. Park (197,157 shares); Mr. Schwartz (142,973 shares); Mr. Skinner (32,164 shares) and Mr. Workman (24,862 shares.) These options vest ratably over three years, have a term of ten years, and fully vest upon the death or retirement of the director or upon a change of control of our company.

(3)	Represents executive consulting services provided by Mr. Refer during December 2007 and January 2008.

(4)
Mr. Gerdelman’s retirement on June 6, 2008 triggered the immediate vesting of his unvested options, which had the effect of increasing the total option expense for directors recognized in fiscal year 2008.

(5)	Mr. Menon was not re-nominated to serve as a director.

(6)
Mr. Refer resigned as a director on June 6, 2008. Expense for stock options recognized in fiscal year 2008 is excluded from the above table, as Mr. Refer’s stock options were forfeited during the current fiscal year due to failure to satisfy service-based vesting conditions.

EXECUTIVE OFFICERS
Set forth below is certain information concerning the current executive officers of the Company, which officers serve at the discretion of the Board of Directors.

Name	Age	Position and Business Experience
Michael P. Marrow	51
Michael P. Marrow became a director in February 2008 when he joined us as President and Chief Executive Officer. From January 2003 to February 2008, Mr. Marrow was employed by ACS, a leader in business process outsourcing and information technology solutions. From June 2007 through February 2008, he served as Managing Director of Emerging markets and was responsible for service delivery centers in India, Mexico, Malaysia, Fiji, China, Ghana, Guatemala, Jamaica, Dominican Republic, Poland, Brazil and the Philippines with approximately 15,000 employees. From January 2003 through June 2007, Mr. Marrow was the Managing Director of ACS’s Contact Center Practice and managed 31 ACS contact centers with over 16,000 employees located in the U.S., Mexico, Argentina, India and the Philippines.

Andrew B. Szafran	42
Andrew B. Szafran has served as Senior Vice President and Chief Financial Officer of APAC since May 2008. Mr. Szafran was previously Vice President and Chief Financial Officer of Communications Supply Corp. (CSC), a nationwide distributor of low voltage infrastructure products and industrial wire and cable with $700 million in annual revenues. Serving in that capacity since 2002, he was responsible for managing the finance and human resources functions as well as for legal affairs. Mr. Szafran was a key member of the management team that diversified CSC’s business and significantly increased its revenue and profitability. In addition to his operations finance and accounting experience, Mr. Szafran has extensive experience in the areas of financial planning and analysis, corporate finance, mergers and acquisitions, risk management and taxation. Prior to joining CSC, Mr. Szafran held various financial positions of increasing responsibility with Alliant Exchange, Inc. and its affiliate, Alliant Foodservice, Inc., for seven years. He served most recently as Senior Vice President, Finance.

Christopher H. Crowley	38
Mr. Crowley joined APAC as Senior Vice President, Sales in March 2009. Mr. Crowley was most recently at Cybernet Software Systems where he served as Senior Vice President of Sales focusing on IT Solutions for technology companies. Prior to that, he worked in the business process outsourcing industry in the role of Senior Vice President of Sales for Teletech, and earlier, Senior Vice President of Sales with Sutherland Global Services. Mr. Crowley also has several years of operations and service delivery experience having worked as Director of Operations for North American Service Delivery when he first started with Sutherland in 1997. He began his career as a Business Development Manager responsible for field sales at MCI Communications.

Arthur Di Bari	52
Mr. Di Bari joined us as Senior Vice President, Operations in March 2008. From 2005 to 2008 Mr. DiBari was Regional Vice President, Emerging Markets for the Americas for ACS, a leading provider of business process outsourcing and information technology solutions. Mr. Di Bari joined ACS in 2004. Prior to that, Mr. Di Bari spent over six years with Aegis Communications Group, a Texas-based customer care organization, where he held numerous operational roles of increasing responsibility, including Senior Vice President of Operations.

Name	Age	Position and Business Experience
Joseph R. Doolan	45
Mr. Doolan has served as Vice President and Controller since February 2006. Prior to joining APAC, from 2004 to 2006 Mr. Doolan was Vice President and Controller for CNH Capital, a broad-based financial services company and a subsidiary of CNH Global N.V., where he managed the North American and International finance teams. Prior to joining CNH Capital from 2002 to 2003, Mr. Doolan was Controller at GE Healthcare Financial Services. From 1995 to 2002, Mr. Doolan worked for Heller Financial Inc. where he held various positions of increasing responsibility in finance and accounting.

Michael V. Hoehne	45
Mr. Hoehne has served as Vice President, Human Resources since August 2006. Prior to joining APAC, from 2005 to 2006, Mr. Hoehne served as Vice President of Human Resources for Wickes Furniture Co. From 1995 to 2005, Mr. Hoehne held several Human Resources leadership roles with Sears, Roebuck and Co.

Mark E. McDermott	48
Mr. McDermott is a Vice President of our company and serves as our Chief Information Officer a position he has had since April 2004. Previously, Mr. McDermott served as our Vice President, Solutions. He has been employed by us in various positions since March 1996. From April 2004 until June 2007, Mr. McDermott was our Senior Vice President and Chief Information Officer. From June 2007 until March 2008, Mr. McDermott was our Senior Vice President, Operations and Chief Information Officer.

Robert B. Nachwalter	38
Mr. Nachwalter has served as our Senior Vice President and General Counsel since November 2008. Prior to joining APAC, Mr. Nachwalter was Senior Vice President and General Counsel for Whitehall Jewelers Holdings, Inc., a publicly-traded national retailer of fine jewelry with approximately 375 stores in 39 states. Before Whitehall, Mr. Nachwalter was senior legal counsel with Ryder System, Inc., a Fortune 500 transportation and logistics company.

EXECUTIVE COMPENSATION
Employment Arrangements with Michael P. Marrow, President and Chief Executive Officer
Effective February 25, 2008, Mr. Michael P. Marrow was appointed our Chief Executive Officer and joined our Board of Directors.
Compensation
We entered into an Executive Employment Agreement with Mr. Marrow which provides that he will be paid an annual base salary of $350,000 and will be eligible to participate in and earn an annual bonus pursuant to the terms of the APAC Customer Services, Inc. Management Incentive Plan, as amended and restated effective August 2, 2007 (the “Management Incentive Plan”). No annual cash bonus is guaranteed, but Mr. Marrow is eligible for a target bonus equal to 50% of his base salary and a maximum bonus equal to 100% of his base salary. In addition, we agreed to pay Mr. Marrow a sign-on bonus of $100,000 and granted him an option to purchase 900,000 Common Shares. The option vests in five equal annual installments beginning on February 25, 2009 and has an exercise price of $1.21 per share. We also agreed to reimburse Mr. Marrow up to $3,000 per month for actual and reasonable expenses incurred by him in connection with his maintenance of a residence near our headquarters facility.
On October 23, 2008, the Compensation Committee approved an annual management incentive program pursuant to our MIP (the “2009 MIP”) for Mr. Marrow and all other executive officers of the Company. Under the terms of our 2009 MIP, Mr. Marrow is eligible to receive a cash bonus for fiscal year 2009 based on our achieving certain financial performance goals established by the Compensation Committee. Mr. Marrow’s 2009 MIP will be based 50% on our achieving the threshold or maximum revenue amounts established by our Compensation Committee and 50% on our achieving the threshold or maximum adjusted PTP amounts established by our Compensation Committee. PTP is defined as “pre-tax profit” or “net income before income taxes”. Mr. Marrow is also eligible for a payment under the 2009 Performance Plus Bonus. For additional discussion on 2009 MIP and 2009 Performance Plus Bonus see Compensation Discussion and Analysis — Annual Cash Incentive.
In determining Mr. Marrow’s compensation package, our objective was to change the mix of compensation provided to our Chief Executive Officer and place more weight on the long-term equity component. As a result, Mr. Marrow’s annual base salary and annual incentive opportunity are less than those provided to Mr. Keller, our former Chief Executive Officer; however, the number of stock options granted to him is more than double the amount provided to Mr. Keller when he became our Chief Executive Officer in March 2004.

Potential Payments Upon Termination or Change of Control
Mr. Marrow’s Executive Employment Agreement requires us to provide compensation to him in the event of a termination of employment. Mr. Marrow also has an Employment Security Agreement which provides for certain payments in the event of a change of control of our company. In addition, to the extent not contemplated by his Executive Employment Agreement or the Employment Security Agreement, Mr. Marrow’s stock option agreement provides for the acceleration of vesting in the event of a change of control and upon termination under certain circumstances. Our Compensation Committee retains discretion to determine the amount, if any, of any additional payments and benefits which may be paid to Mr. Marrow upon termination of his employment. In making such a determination, our Compensation Committee may consider a number of factors including the reasons for the termination, his tenure and performance, his personal circumstances and the amount of payments and benefits, if any, generally offered to executive officers at other companies in similar positions.
Mr. Marrow has signed an Agreement Protecting Company Interests which provides that during the term of his employment with us and for a period of two years after his termination, he will not solicit our clients or employees and will refrain from working for or consulting with any of our competitors. In the event Mr. Marrow violates his Agreement Protecting Company Interests, we may be entitled to recover some or all of the payments and benefits that were paid by us upon termination of employment.
The nature and amount of payments and benefits Mr. Marrow is entitled to in the event of a termination of employment as a result of retirement, death or disability, involuntary termination (not for cause), voluntary termination, termination for cause, and termination in connection with a change of control, as well as in the event of a change of control without termination of employment are identical to the payments and benefits for the Named Executive Officers (other than Mr. Keller, our former Chief Executive Officer) described under “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement, with the exception of the following:
•
In the event of involuntary termination not for “cause” Mr. Marrow will be entitled to severance payments in an amount equal to his base salary for a period of 12 months payable in equal installments over a period of 24 months.

•	We will reimburse Mr. Marrow for payments by him to exercise his rights under COBRA for a period of 12 months.
•
In the event Mr. Marrow voluntarily terminates his employment with us for any reason prior to a change of control, or in the event Mr. Marrow is terminated for “cause” (as defined in his Executive Employment Agreement), he is not entitled to receive any payments or benefits other than accrued obligations earned by Mr. Marrow prior to the date of his termination. Such accrued obligations generally consist of his then-current base salary through the termination date to the extent not theretofore paid, and any accrued but unused vacation days as of his termination date.

•
As used in Mr. Marrow’s Executive Employment Agreement, “cause” shall mean (i) the commission by him of an act of malfeasance, dishonesty, fraud, or breach of trust against the company or any of its employees, clients, or suppliers, (ii) the breach by him of any fiduciary or common law duty to the company, or any obligations under his Executive Employment Agreement, or any other agreement between him and the company, (iii) his willful failure to comply with the company’s material written policies, (iv) his failure, neglect, or refusal to perform his duties under his Executive Employment Agreement, or to follow the lawful written directions of the company (including, without limitation, from the our Board of Directors), which failure is not cured (if curable) within ten (10) days after written notice has been given by the company to him, (v) his conviction of, or plea of guilty or no contest to, any felony, or (vi) any act or omission by him that is, or is reasonably likely to be, materially injurious to our financial condition, business reputation or business relationships, or that otherwise is materially injurious to the our employees, clients, customers or suppliers.

Employment Arrangements with Messrs. Szafran, DiBari, LaBonte and McDermott
Compensation
We entered into an Employment Agreement with Mr. Szafran on May 12, 2008 which provides that he will be paid an annual base salary of $300,000 and will be eligible to participate in and earn an annual bonus pursuant to our MIP. No annual cash bonus is guaranteed, but Mr. Szafran is eligible for a target bonus equal to 50% of his base salary and a maximum bonus equal to 80% of his base salary. In addition to the above, when Mr. Szafran joined us, we granted him an option to purchase 450,000 Common Shares. The option vests in five equal annual installments beginning on May 14, 2009 and has an exercise price of $1.10 per share.
Mr. Szafran participates in the 2009 MIP and 2009 Performance Plus Bonus described in detail in the Compensation Discussion and Analysis. For information on Potential Payments Upon Change of Control, Retirement, Death or Disability, Involuntary Termination (Not for Cause), Voluntary Termination and Termination for Cause with respect to Mr. Szafran see discussion under Payments Made Upon Termination or Change in Control.
We entered into an Employment Agreement with Mr. DiBari on March 11, 2008 which provides that he will be paid an annual base salary of $285,000 and will be eligible to participate in and earn an annual bonus pursuant to our MIP. No annual cash bonus is guaranteed, but Mr. DiBari is eligible for a target bonus equal to 50% of his base salary and a maximum bonus equal to 150% of his base salary. In addition to the above, when Mr. DiBari joined us, we agreed to pay him a sign-on bonus of $45,000 and we granted him an option to purchase 300,000 Common Shares. The option vests in five equal annual installments beginning on March 24, 2009 and has an exercise price of $.79 per share.
Mr. DiBari participates in the 2009 MIP and 2009 Performance Plus Bonus described in detail in the Compensation Discussion and Analysis. For information on Potential Payments Upon Change of Control, Retirement, Death or Disability, Involuntary Termination (Not for Cause), Voluntary Termination and Termination for Cause with respect to Mr. DiBari see discussion under Payments Made Upon Termination or Change in Control.
We entered into an Employment Agreement with Mr. LaBonte on December 27, 1999 which provides that he will be paid an annual base salary of $221,400 and will be eligible to participate in and earn an annual bonus pursuant to our MIP. No annual cash bonus is guaranteed, but Mr. LaBonte is eligible for a target bonus equal to 40% of his base salary and a maximum bonus equal to 60% of his base salary. In addition to the above, when Mr. LaBonte entered into this Employment Agreement, we granted him an option to purchase 15,000 Common Shares. The option vests in five equal annual installments beginning on January 10, 2001 and has an exercise price of $11.625 per share.
Mr. LaBonte participates in the 2009 MIP and 2009 Performance Plus Bonus described in detail in the Compensation Discussion and Analysis. For information on Potential Payments Upon Change of Control, Retirement, Death or Disability, Involuntary Termination (Not for Cause), Voluntary Termination and Termination for Cause with respect to Mr. LaBonte see discussion under Payments Made Upon Termination or Change in Control.
We entered into an Employment Agreement with Mr. McDermott on April 12, 2004 which provides that he will be paid an annual base salary of $225,000 and will be eligible to participate in and earn an annual bonus pursuant to our MIP. No annual cash bonus is guaranteed, but Mr. McDermott is eligible for a target bonus equal to 40% of his base salary and a maximum bonus equal to 60% of his base salary. In addition to the above, when Mr. McDermott entered into this Employment Agreement, we granted him an option to purchase 25,000 Common Shares. The option vests in four equal annual installments beginning on April 15, 2005 and has an exercise price of $2.955 per share.
Mr. McDermott participates in the 2009 MIP and 2009 Performance Plus Bonus described in detail in the Compensation Discussion and Analysis. For information on Potential Payments Upon Change of Control, Retirement, Death or Disability, Involuntary Termination (Not for Cause), Voluntary Termination and Termination for Cause with respect to Mr. McDermott see discussion under Payments Made Upon Termination or Change in Control.

2008 Summary Compensation Table
The following table sets forth information with respect to all compensation paid or earned for services rendered to us by the Named Executive Officers during fiscal years 2008, 2007 and 2006. The amounts shown in the table reflect the expense to us for stock awards or stock options expenses, as the case may be, recognized in fiscal years 2008, 2007 and 2006. These amounts were determined in accordance with FAS 123(R), and may include amounts from awards granted prior to years 2008, 2007 and 2006. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 13, 2009.

				Stock	Option	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Michael P. Marrow	2008	282,692	400,000	—	85,158	3,416	771,267
President, Chief Executive Officer and Director

Andrew B. Szafran (5)	2008	176,538	150,000	—	30,168	4,047	360,753
SVP, Chief Financial Officer

Arthur D. DiBari (6)	2008	208,269	355,308	—	16,855	4,352	584,784
SVP, Operations

David J. LaBonte (7)	2008	250,000	100,000	2,975	26,768	(5,166)	374,576
VP and General Manager, UPS	2007	262,788	—	27,764	29,322	4,126	324,000
	2006	280,760	35,000	24,942	48,348	11,378	400,428

Mark E. McDermott	2008	276,000	111,333	2,975	56,741	(1,541)	445,508
VP and CIO	2007	291,346	—	27,764	74,163	12,861	406,134
	2006	264,231	50,000	24,942	77,646	10,063	426,882

Robert J. Keller (8)	2008	199,514	99,462	42,729	52,424	290,558	684,687
Former President, Chief Executive	2007	440,000	—	253,107	311,887	5,477	1,010,471
Officer and Director	2006	428,462	107,732	55,904	311,887	16,634	920,619

George H. Hepburn III (8)	2008	165,375	—	2,975	(7,816)	188,588	349,121
Former SVP,	2007	315,000	—	27,764	27,892	5,709	376,365
Chief Financial Officer	2006	306,924	35,000	24,942	27,892	9,347	404,105

James M. McClenahan (8)	2008	128,143	—	2,975	(5,397)	225,976	351,697
Former SVP, Sales and Marketing	2007	315,000	—	27,764	71,240	4,845	418,849
	2006	310,673	35,000	24,942	71,240	7,082	448,937

Pamela R. Schneider (8)	2008	236,604	71,000	2,975	12,491	47,230	370,300
Former SVP, General Counsel and	2007	270,000	—	27,764	27,390	10,458	335,612
Secretary	2006	267,115	35,000	24,942	27,390	10,050	364,497

Notes to 2008 Summary Compensation Table

(1)
Represents bonuses earned in 2008 under the 2008 MIP and paid in March 2009 to Mr. Marrow ($300,000); Mr. Szafran ($150,000); Mr. DiBari ($177,800); Mr. LaBonte ($50,000), Mr. McDermott ($111,333) and Mr. Keller ($99,462). In addition, the amounts noted also include a signing bonus granted to Mr. Marrow ($100,000) and Mr. DiBari ($45,000), and a performance excellence plan award to Mr. DiBari ($132,508) and Mr. LaBonte ($50,000). Ms. Schneider’s 2008 MIP bonus of $71,000 was paid to her in October 2008.

(2)
Represents the accounting expense to us for stock awards recognized in fiscal years 2008, 2007 and 2006, but excludes any estimate of forfeitures related to service-based vesting conditions. These amounts were determined in accordance with FAS123(R), and may include amounts from awards granted prior to fiscal year 2006. See “Accounting For Stock-Based Compensation” in Note 3 of the Notes to our Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 28, 2008 filed with the SEC on March 13, 2009. The amounts shown in the table include a reduction for Mr. Keller ($32,953) of previously reported expense for stock awards forfeited during the current fiscal year due to failure to satisfy service-based vesting conditions.

(3)
Represents the accounting expense to us for stock options recognized in fiscal years 2008, 2007 and 2006, but excludes any estimate of forfeitures related to service-based vesting conditions. These amounts were determined in accordance with FAS123(R), and may include amounts from options granted prior to fiscal year 2006. See “Accounting For Stock-Based Compensation” in Note 3 of the Notes to our Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 28, 2008 filed with the SEC on March 13, 2009. The amounts shown in the table include reductions for Mr. Keller ($25,039), Mr. Hepburn ($19,540), Mr. McClenahan ($22,815) and Ms. Schneider ($8,202) of previously reported expense for stock options forfeited during the current fiscal year due to failure to satisfy service-based vesting conditions.

(4)
Represents compensation from us from the following sources: (i) our contributions for excess employee life insurance coverage policy premiums, (ii) our “match” of the Named Executive Officer’s contributions to (a) our 401(k) plan, and (b) our supplemental 401(k) “restoration plan” for highly compensated employees, (iii) earnings on our “match” of the Named Executive Officer’s contributions to (a) our 401(k) plan, and (b) our supplemental 401(k) “restoration plan” for highly compensated employees, (iv) our contributions for short-term disability insurance coverage policy premiums and (v) a housing allowance for Mr. Marrow to maintain a residence near our corporate headquarters. This amount also includes severance payments for Mr. Keller ($287,692), Mr. Hepburn ($187,284), Mr. McClenahan ($225,000) and Ms. Schneider ($51,923).

(5)	Mr. LaBonte’s responsibilities and role changed in 2007. Previously, he was Senior Vice President, Operations and currently he is Vice President and General Manager, UPS.

(6)	Mr. Szafran began employment on May 14, 2008.

(7)	Mr. DiBari began employment on March 24, 2008.

(8)
Mr. Keller retired as President and Chief Executive Officer effective as of February 18, 2008. Mr. Hepburn resigned as Senior Vice President and Chief Financial Officer effective May 31, 2008. Mr. McClenahan resigned as Senior Vice President, Sales and Marketing on March 28, 2008. Ms. Schneider resigned as Senior Vice President, General Counsel and Secretary effective September 30, 2008.

2008 Grants of Plan-Based Awards
The following table sets forth the number of restricted Common Shares and stock options, if any, granted to the Named Executive Officers during fiscal year 2008 and details concerning each Named Executive Officer’s annual bonus opportunity under the 2008 MIP. For further information see “Compensation Discussion and Analysis — Long-Term Equity Incentives — 2008 Equity Grants to Named Executive Officers” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise or	Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Number of	Base Price	Stock and
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards			Shares of	Securities	of Option	Option
Name and	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Underlying	Awards	Awards
Principal Position	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options	($/Sh)	($)(2)

Michael P. Marrow		175,000	175,000	350,000
President, Chief Executive Officer	2/25/2008				—	—	—	—	900,000	1.21	506,790
and Director

Andrew B. Szafran		150,000	150,000	240,000
SVP, Chief Financial Officer	5/14/2008				—	—	—	—	450,000	1.10	241,605

Arthur D. DiBari		142,500	142,500	427,500
SVP, Operations	3/24/2008				—	—	—	—	300,000	0.79	110,310

David J. LaBonte		100,000	100,000	150,000
VP and General Manager, UPS					—	—	—	—	—	—	—

Mark E. McDermott		99,200	99,200	148,800
VP and CIO					—	—	—	—	—	—	—

Robert J. Keller		330,000	330,000	660,000
Former President, Chief					—	—	—	—	—	—	—
Executive Officer and Director

George H. Hepburn III		157,500	157,500	252,000
Former SVP, Chief Financial Officer					—	—	—	—	—	—	—

James M. McClenahan		157,500	157,500	472,500
Former SVP, Sales and Marketing					—	—	—	—	—	—	—

Pamela R. Schneider		108,000	108,000	162,000
Former SVP, General Counsel and Secretary					—	—	—	—	—	—	—

Notes to 2008 Grants of Plan-Based Awards Table

(1)
The amounts shown in the table represent the annual cash incentive compensation amounts that potentially could have been earned during 2008 based on the achievement of performance goals under our 2008 MIP. For further information about our 2008 MIP, see “Compensation Discussion and Analysis — Annual Cash Incentive — 2008 MIP” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

(2)
The amount shown in the table reflects the fair value of the entire grant on the grant date, and was determined in accordance with FAS 123(R). Only a portion of this amount was expensed by us in 2008. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 13, 2009.

Outstanding Equity Awards on December 28, 2008
The following table sets forth information regarding the outstanding equity awards held by the Named Executive Officers as of December 28, 2008. The vesting dates for any equity awards not vested on December 28, 2008 are set forth in the applicable footnotes. Some of the equity awards set forth in this table have vested since the December 28, 2008 effective date of this table as noted in the footnotes.

	Option Awards						Stock Awards
									Equity
									Incentive	Equity
				Equity					Plan	Incentive Plan
				Incentive					Awards:	Awards:
				Plan Awards;					Number of	Market or
				Number of				Market	Unearned	Payout Value
	Number of	Number of		Securities			Number of	Value of	Shares,	of Unearned
	Securities	Securities		Underlying			Shares or	Shares or	Units or	Shares, Units
	Underlying	Underlying		Unexercised			Units of	Units of	Other	or Other
	Unexercised	Unexercised		Unearned	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Options	Exercise	Option	Have Not	Have Not	Have	Have
Name and	(#)	(#)		Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Principal Position	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
Michael P. Marrow	—	900,000	(1)		1.21	2/25/2018	—	—	—	—
President, Chief Executive Officer and Director

Andrew B. Szafran	—	450,000	(2)		1.10	5/14/2018	—	—	—	—
SVP, Chief Financial Officer

Arthur D. DiBari	—	300,000	(3)		0.79	3/24/2018	—	—	—	—
SVP, Operations

David J. LaBonte	68,850	—	(4)		2.98	8/3/2009	—	—	—	—
VP and General	30,000	—			2.34	8/31/2009
Manager, UPS	15,000	—			11.63	1/10/2010
	16,000	—			2.89	12/2/2011
	8,125	—			2.90	1/24/2012
	13,500	—			3.57	8/1/2012
	24,825	—			2.81	2/10/2013
	40,000	—			2.31	3/9/2013
	60,000	120,000			0.86	7/1/2015

Mark E. McDermott	22,504	—	(5)		2.98	8/3/2009	—	—	—	—
VP and CIO	25,000	—			5.88	12/1/2009
	6,500	—			2.90	1/24/2012
	7,500	—			3.57	8/1/2012
	14,040	—			2.81	2/10/2013
	25,000	—			2.86	3/7/2014
	25,000	—			2.96	4/14/2014
	180,000	120,000			1.62	2/8/2015

Robert J. Keller	—	—	(6)		—	—	—	—	—	—
Former President, Chief Executive Officer and Director

George H. Hepburn III	—	—	(7)		—	—	—	—	—	—
Former SVP, Chief Financial Officer

James M. McClenahan	—	—	(8)		—	—	—	—	—	—
Former SVP, Sales and Marketing

Pamela R. Schneider	—	—	(9)		—	—	—	—	—	—
Former SVP, General Counsel and Secretary

Notes to Outstanding Equity Awards on December 28, 2008 Table

(1)	Mr. Marrow’s outstanding options include the following grants, grant dates and vesting dates:

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
February 25, 2008	900,000	February 25, 2009	180,000	(Vested)
		February 25, 2010	180,000
		February 25, 2011	180,000
		February 25, 2012	180,000
		February 25, 2013	180,000

(2)	Mr. Szafran’s outstanding options include the following grants, grant dates and vesting dates:

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
May 14, 2008	450,000	May 14, 2009	90,000
		May 14, 2010	90,000
		May 14, 2011	90,000
		May 14, 2012	90,000
		May 14, 2013	90,000

(3)	Mr. DiBari’s outstanding options include the following grants, grant dates and vesting dates:

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
March 24, 2008	300,000	March 24, 2009	60,000	(Vested)
		March 24, 2010	60,000
		March 24, 2011	60,000
		March 24, 2012	60,000
		March 24, 2013	60,000

(4)	Mr. LaBonte’s outstanding options include the following grants, grant dates and vesting dates. All of Mr. LaBonte’s remaining options are fully vested.

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
July 1, 2005	180,000	July 1, 2008	60,000	(Vested)
		July 1, 2009	60,000
		July 1, 2010	60,000

(5)	Mr. McDermott’s outstanding options include the following grants, grant dates and vesting dates. All of Mr. McDermott’s remaining options are fully vested.

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
February 8, 2005	300,000	February 8, 2006	60,000	(Vested)
		February 8, 2007	60,000	(Vested)
		February 8, 2008	60,000	(Vested)
		February 8, 2009	60,000	(Vested)
		February 8, 2010	60,000

(6)
Mr. Keller’s employment terminated on April 19, 2008, at which time 300,000 unvested options and 50,000 unvested awards immediately expired. Mr. Keller had 450,000 vested options which expired on July 18, 2008 and 300,000 vested options which expired on October 19, 2008.

(7)	Mr. Hepburn’s employment terminated on May 31, 2008, at which time 180,000 unvested options immediately expired. Mr. Hepburn exercised all vested options (120,000) within 90 days of May 31, 2008.

(8)	Mr. McClenahan’s employment terminated on March 28, 2008, at which time 138,750 unvested options immediately expired. Mr. McClenahan had 236,250 vested options which expired on June 26, 2008.

(9)
Ms. Schneider’s employment terminated on September 30, 2008, at which time 120,000 unvested options immediately expired. Ms. Schneider exercised all vested options (180,000) within 90 days of September 30, 2008.

2008 Options Exercised and Stock Vested
The following table sets forth information regarding the stock options exercised and restricted Common Shares vested for each of the Named Executive Officers during fiscal year 2008:

	Option Awards		Stock Awards
	Number of shares	Value	Number of shares	Value
	acquired upon	realized on	acquired on	realized on
Name and	exercise	exercise	vesting	vesting
Principal Position	(#)	($)	(#)	($)
Michael P. Marrow	—	—	—	—
President, Chief Executive Officer and Director

Andrew B. Szafran	—	—	—	—
SVP, Chief Financial Officer

Arthur D. DiBari	—	—	—	—
SVP, Operations

David J. LaBonte	—	—	29,000	29,000
VP and General Manager, UPS

Mark E. McDermott	—	—	29,000	29,000
VP and CIO

Robert J. Keller	—	—	115,000	121,000
Former President, Chief Executive Officer and Director

George H. Hepburn III	120,000	65,680	29,000	29,000
Former SVP, Chief Financial Officer

James M. McClenahan	—	—	29,000	29,000
Former SVP, Sales and Marketing

Pamela R. Schneider	180,000	50,518	29,000	29,000
Former SVP, General Counsel and Secretary
Additional Compensation Tables
All other tables have been omitted because they are not applicable to us in fiscal year 2008.
Compensation Discussion and Analysis
Overview of Compensation Process
The Compensation Committee of our Board of Directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The committee establishes total compensation for our President and Chief Executive Officer and, with input from our Chief Executive Officer, establishes compensation for our other Named Executive Officers. Our Compensation Committee does not delegate any of its authority in this regard. Mr. Marrow was our principal executive officer beginning in February 2008. Mr. Keller retired as our Chief Executive Officer on February 18, 2008. Our principal executive officer, our principal financial officer, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) who were serving as executive officers at the end of fiscal year 2008, and Mr. Keller, our former Chief Executive Officer, Mr. Hepburn, our former Senior Vice President and Chief Financial Officer, and Ms. Schneider, our former Senior Vice President, General Counsel and Secretary, are our Named Executive Officers for 2008.

Our Compensation Committee is composed of three independent directors. From time to time, we retain independent compensation consultants to provide objective and expert advice on various compensation plan design issues, although in fiscal year 2008 we did not retain any such firm. In December 2004, we engaged the services of Hewitt Associates to conduct an executive pay study and assist us in developing our annual cash incentive and long-term equity incentive programs for our executive officers (including the Named Executive Officers) as well as certain other employees. From time to time, we also use additional compensation data which we obtain from established executive compensation survey sources.
In addition to Mr. Marrow, the following executive officers participated in the preparation, development and review of various executive compensation presentations made to our Compensation Committee and our Board of Directors during fiscal year 2008: Mr. Andrew B. Szafran, our Senior Vice President and Chief Financial Officer and Mr. Michael V. Hoehne, our Vice President, Human Resources.
Compensation Objectives
We design our executive compensation policies with the objective of attracting, motivating and retaining the highest quality executives. Our goal is to compete in the market for high caliber individuals who possess the talent and capabilities we believe necessary to our success. We believe the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and which aligns executives’ interests with those of our shareholders by rewarding performance which ultimately improves shareholder value.
Compensation Philosophy
We desire to attract and retain superior executive talent by offering a total compensation package that is competitive with the compensation practices of those companies with which we compete for executive talent. Such companies include both publicly-traded and private (i) companies in our industry, (ii) companies having annual revenue comparable to ours (i.e., under $500 million), and (iii) Chicago-area based Fortune 500 companies. We believe that total compensation packages for our executive officers should reward individual performance, put a significant portion of the executive’s compensation at risk of achieving pre-established objectives, and align the interests of our executive officers with those of our shareholders. To that end, our compensation packages contain both cash and stock-based compensation as well as short-term and long-term incentives.
The market for suitable executive leadership is very competitive and we contend with many larger companies for top executive-level talent. As a result, our practice is to target total compensation levels for our executive officers at above-median levels. Accordingly, our Compensation Committee determined that the total compensation packages for our executive officers should be between the 50th percentile and the 75th percentile of the packages of executive officers at companies with which we compete for executive talent. Variations to this objective may occur as dictated by the performance and/or experience level of an individual and other market factors.
Elements of Compensation
To achieve our objectives, our executive compensation program includes the following components:
•	Base Salary: An annual base salary, subject to discretionary annual merit increases based on the executive’s overall performance during the previous year;
•	Annual Cash Incentive: A potential annual cash bonus under our management incentive plan based on our attaining certain specified financial performance measures;
•	Long-Term Equity Incentives: Long-term incentives consisting of stock options and performance-based restricted share grants under our incentive stock plan; and
•
Other Employee Benefits: Other employee benefits including the right to participate in company-sponsored benefit and welfare plans such as health, dental and prescription drug insurance, the premiums of which are partly paid for by us, company-sponsored flexible spending accounts for certain qualified medical, dental and childcare expenses, matching contributions to our 401(k) plan and supplemental 401(k) “restoration plan” for highly compensated employees, and company-subsidized supplemental life insurance.

The Summary Compensation Table sets forth the amounts for these components that we paid each of the Named Executive Officers in fiscal year 2008. See “2008 Summary Compensation Table” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. For fiscal year 2008, we did not make any material changes to the weighting or amount of any components of the compensation paid to our Named Executive Officers.
In addition, to provide for executive stability, we offer our currently employed Named Executive Officers payments and benefits (i) in the event an executive officer is involuntarily terminated other than for cause or resigns for good reason and (ii) in the event we experience a change of control. See “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
We compensate our currently employed Named Executive Officers (and other executive officers) primarily by using a combination of short-term compensation (salary and annual cash incentive compensation) and long-term compensation (stock options and restricted common shares). We have historically determined the mix of short-term and long-term compensation and the mix of base and incentive compensation by using market compensation information provided by an outside consultant or by reference to established executive compensation surveys. We believe it is important that a portion of our executive officers’ incentive compensation is dependent upon our stock price, and a substantial portion of their overall compensation opportunity consists of equity compensation. However, since the price of our Common Shares is subject to some factors outside our control and the control of our executive officers, we also believe it is important that a portion of an executive officer’s incentive compensation be tied to the performance of goals relating to the operations of our company. Accordingly, we tie our executive officers’ annual cash incentive compensation to the achievement of financial performance goals that we believe help to drive our business and create value for our shareholders. On a total dollar value basis, other benefits compensation is smaller when compared to cash and equity compensation portions of our total executive compensation package.
Conversely, there are certain types of compensation that we have elected to omit from our executive compensation packages, as we believe they are of limited value in attracting, retaining and motivating the type of executive officers we seek. Examples of the types of executive compensation that we deemed to be unnecessary include: (i) a defined benefit (pension) plan; (ii) a stipend or expenses for a company car; and (iii) country club memberships. We believe that we are not negatively affected by our failure to offer these types of benefits and perquisites to our executive officers.
Base Salary
Annual base salary is a major component of overall cash compensation each year. Generally, we determine base salaries for each Named Executive Officer by evaluating his or her experience, performance, and any changes in the executive’s duties during the year. We also consider the competitive market for executive talent, and compare salaries we pay our executive officers to those paid to executive officers in comparable positions at companies with which we compete for such talent. See “Compensation Philosophy.”
Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit increases in annual base salary (if any) are discretionary, and are awarded depending upon the executive officer’s overall performance during the prior year.
The following table sets forth the annualized 2008 base salaries for each of the currently employed Named Executive Officers. All of the currently employed Named Executive Officers base salaries will remain at the 2008 level for 2009.

Named Executive Officer	2008 Base Salary

Michael P. Marrow (1)	$350,000

Arthur D. DiBari (2)	$285,000

David J. LaBonte	$250,000

Mark E. McDermott	$248,000

Andrew B. Szafran (3)	$300,000

Notes to 2008 Base Salary Table

(1)	Mr. Marrow was hired on February 25, 2008.

(2)	Mr. DiBari was hired on March 24, 2008.

(3)	Mr. Szafran was hired on May 14, 2008.

Annual Cash Incentive
No annual cash bonus is guaranteed, but our Named Executive Officers are eligible for annual bonuses under our MIP, which was approved by our shareholders on June 3, 2005. The MIP gives the Compensation Committee the latitude to design cash and stock-based short-term and long-term incentive compensation programs to promote exceptional performance and achievement of corporate goals by key employees. Under the MIP, cash incentive opportunities are designed annually around a strategic mix of corporate and individual performance objectives. All performance targets for the Named Executive Officers are directly linked to the achievement of our annual financial plan. Any annual bonuses earned by the Named Executive Officers are payable in cash.
2008 MIP
For fiscal year 2008, the Named Executive Officers were eligible to receive incentives under the MIP based on our achieving certain threshold, target and maximum adjusted EBITDA and revenue during fiscal year 2008. In addition, no payments under the MIP would have been made to any participant unless the adjusted EBITDA threshold was met, and no payment would have made on any individual financial measures unless the threshold for that financial measure was met.
We selected adjusted EBITDA and revenue as financial measures for the 2008 MIP to reward our executive officers for achieving important business objectives — top line revenue growth and earnings growth — both of which we believe are important drivers of our long-term financial success. The 2008 annual incentive bonus opportunity was based 50% on our achieving threshold, target or maximum adjusted EBITDA for fiscal year 2008 and 50% on our achieving threshold, target or maximum revenue for fiscal year 2008. In each case, the thresholds, targets and maximums for each of the financial measures were based on our 2008 Plan. We define adjusted EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense, calculated from the information contained in our quarterly and annual audited financial statements, and excludes the effects of charges which would be split out from normal operating expenses (e.g. restructuring, asset impairment and other charges or gains).
2008 Management Incentive Plan
Financial Measures

Percentage of Target

ADJUSTED EBITDA
Maximum	200%
Target	100%
Threshold	100%

REVENUE
Maximum	200%
Target	100%
Threshold	100%
The range of potential annual incentive payments for the Named Executive Officers during fiscal year 2008 was determined by our Compensation Committee. The fiscal year 2008 annual bonus opportunity for Mr. Marrow at threshold, target and maximum levels was 50%, 50% and 100% of his base salary. The annual bonus opportunity for the other Named Executive Officers at threshold, target and maximum levels was 50%, 50% and 150% of base salary for DiBari, 50%, 50% and 80% of base salary for Szafran and 40%, 40% and 60% of base salary for Messrs. LaBonte and McDermott. The structure of the fiscal year 2008 annual bonus ensured that a significant portion of each Named Executive Officer’s total cash compensation was dependant on our results for the year.
For fiscal year 2008, the annual bonus opportunity for Mr. Keller, our former Chief Executive Officer, at threshold, target and maximum levels was 75%, 75% and 150% of his base salary, based solely on our performance against annual financial measures established by the Compensation Committee.
Management Incentive Plan bonuses awarded in 2009 for performance in fiscal year 2008 are included in the “2008 Summary Compensation Table” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

2009 MIP
Under the terms of the 2009 MIP, Messrs. Marrow and Szafran and all other executive officers, including Named Executive Officers, are eligible to receive annual cash bonus payments on either an annual or a quarterly basis based on us achieving certain financial performance goals established by the Compensation Committee. No annual cash bonus is guaranteed, but each executive officer is eligible for a MIP ranging from 0% to 150% of his or her base salary. For all executive officers, other than our Senior Vice President, Sales, the 2009 MIP will be based 50% on us achieving the threshold or maximum revenue amounts established by the Compensation Committee and 50% on us achieving the threshold or maximum PTP amounts established by the Compensation Committee. The threshold and maximum financial performance goals established by the Compensation Committee for the 2009 MIP are based on our 2009 financial plan approved by our Board of Directors. Revenue is defined as net revenue, as reported in our quarterly and annual audited financial statements. The total incentive payout under the 2009 MIP for any overachievement of financial performance goals beyond the threshold amounts established by the Compensation Committee shall not exceed 50% of the incremental adjusted EBITDA achieved by the Company.
On April 6, 2009 the Compensation Committee approved an additional potential performance bonus (“2009 Performance Plus Bonus”) under the 2009 MIP for the executive officers, including Named Executive Officers for the 2009 fiscal year in lieu of salary increases. The 2009 Performance Plus Bonus increases the maximum payout for each participant in the 2009 MIP, by an additional 10% subject to our meeting certain pre-determined targets. In order for the 2009 Performance Plus Bonus to be paid, we must achieve: (1) a minimum revenue target; (2) a PTP target; and (3) certain sales goals.

Long-Term Equity Incentives
We believe that equity compensation is an important component of our currently employed Named Executive Officers’ overall compensation package. We believe that shareholder value is best enhanced if our executive officers are encouraged to strategically manage our company for long-term success. We grant long-term incentive compensation in the form of stock options and restricted Common Shares under our Amended and Restated 2005 Incentive Stock Plan (“Incentive Stock Plan”). We do not consider outstanding options or restricted Common Shares held by a Named Executive Officer when making an award.
While we believe that both forms of equity grants can be used to appropriately link the creation of shareholder value to long-term executive officer incentive compensation, we have until quite recently used only stock options for this purpose. Generally, we believe that stock options provide a more leveraged upside incentive for our executive officers especially when the price of our Common Shares is low and we are not profitable. Additionally, full-value restricted Common Shares would have little retention value given the generally low price of our Common Shares. We also prefer awarding executive officers stock options as incentives rather than restricted Common Shares, because the only time the currently employed Named Executive Officer receives value from an option is when the price of our Common Shares increases after the grant date. Restricted shares provide currently employed Named Executive Officers compensation if our Common Shares maintain their value, and provide increased compensation if the value of our Common Shares increases.
We structure our equity awards to promote the retention of our currently employed Named Executive Officers over longer periods of time. Equity awards to currently employed Named Executive Officers typically vest over time. Stock option grants to the currently employed Named Executive Officers vest in equal increments over four or five years after their grant date and have ten year terms. The exercise price for stock options is the fair market value of our Common Shares on the grant date. Until April 4, 2007, the fair market value of such Common Shares as determined under the Incentive Stock Plan was the average of the high and low selling prices of such Common Shares on the NASDAQ on the relevant valuation date, or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded. Effective April 4, 2007, the Incentive Stock Plan was amended to provide that the fair market value would be the closing price of the Common Shares on the NASDAQ on the valuation date. Grants of restricted Common Shares typically vest two years from the date of grant, and vesting is sometimes conditioned on the achievement of specified financial performance objectives established by the Compensation Committee.
2008 Equity Grants to Named Executive Officers
During fiscal year 2008, equity grants were issued the form of stock options to Mr. Marrow (900,000 shares), Mr. DiBari (300,000 shares) and Mr. Szafran (450,000 shares) in connection with the commencement of employment with us.
Stock Option Grant Guidelines and Procedures
In October 2006, the Compensation Committee adopted standard policies and procedures regarding the granting of stock options to employees, including executive officers. Stock option grants are generally not “timed” to benefit the recipients, and are typically only approved during regularly scheduled quarterly meetings of the Compensation Committee, except in limited circumstances. For grants approved during the regularly scheduled Compensation Committee meetings, the issue date of such grants is set to be the third trading day after the next subsequent quarterly earnings announcement by us. We have not engaged in “back-dating” of options and do not grant options with an exercise price below the fair market value of our Common Shares as defined under our Incentive Stock Plan.
In May 2007, the Compensation Committee updated its guidelines for the granting of stock options for fiscal years 2007 and beyond. Options granted pursuant to these guidelines vest annually over a five-year period, as determined by the Compensation Committee, with partial acceleration of vesting upon a change of control if the employee is then employed by us and full vesting upon a termination of employment on or after a change of control in certain circumstances.
Employment Agreements
We entered into employment agreements with Mr. Marrow, our current President, Chief Executive Officer and Director, and with Messrs. Crowley, DiBari, Hoehne, LaBonte, McDermott, Nachwalter and Szafran. Additionally, we entered into employment agreements with certain former executives, Mr. Keller, our former Chief Executive Officer as well as Messrs. Hepburn, our former Senior Vice President and Chief Financial Officer and McClenahan, our former Senior Vice President, Sales and Marketing and Ms. Schneider, our former Senior Vice President, General Counsel and Secretary under which we are continuing to make severance payments. Other than the aforementioned parties, we have not entered into any agreements or understandings with another executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments other than as described in “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. We do not have a written policy regarding employment agreements.

Other Employee Benefits
We structure our compensation to provide competitive benefit packages to our currently employed Named Executive Officers. These include company-sponsored benefit and welfare plans such as health, dental and prescription drug insurance, the premiums of which are partly paid for by us, company-sponsored flexible spending accounts for certain qualified medical, dental and childcare expenses, matching contributions to our 401(k) plan, and company-subsidized supplemental life insurance. In addition, we offer a supplemental 401(k) “restoration plan” to our “highly compensated employees” (as such term is defined by the applicable regulations under the Internal Revenue Code), whose contributions to our 401(k) plan are limited by the Internal Revenue Code, to make up for the limitations so imposed. This “restoration plan” is available to all highly compensated employees, including all of our currently employed Named Executive Officers. We also make matching contributions on behalf of these highly compensated employees to the “restoration plan” (including any currently employed Named Executive Officer who elects to participate). We believe the maintenance of our 401(k) “restoration plan” (and our matching contributions to it) are necessary to maintain a competitive benefits package for our executive officers, and so that they have the opportunity to defer the same percentage of their income, and receive similar matching contributions, as our other employees.
Severance and Change in Control Agreements
We provide severance agreements to our currently employed Named Executive Officers as a retention incentive and to ensure that in a potential change of control situation that could benefit our shareholders, members of our management team retain their objectivity regarding the outcome of any transaction. Each of our currently employed Named Executive Officers has a severance agreement that provides that if the executive’s employment is terminated without cause, or, in the case of Messrs. LaBonte and Szafran, he voluntarily resigns for “good reason” or “agreed reason”, the executive will receive specified payments and benefits. Our stock option and restricted stock award agreements also provide for the acceleration of vesting in the event of termination and/or a change of control. See “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
Perquisites and Other Personal Benefits
Generally, we do not provide any perquisites or other personal benefits to our executive officers (including the currently employed Named Executive Officers). Mr. Marrow’s employment agreement provides that we will reimburse him up to $3,000 per month for reasonable, actual expenses incurred by him for the purpose of his maintaining a residence near our corporate headquarters.

Tax Considerations
Deductibility of Executive Compensation
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which generally provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals, including the currently employed Named Executive Officers. Qualifying performance-based compensation is specifically exempt from the deduction limit. We believe that the compensation paid under the MIP is generally fully deductible for federal income tax purposes as it is based on objective performance standards that are established by the Compensation Committee in accordance with Section 162(m). However, in certain situations, the Compensation Committee may approve compensation that does not meet the exemption requirements of Section 162(m) in order to ensure competitive levels of total compensation for our executive officers.
Accounting for Stock-Based Compensation
Beginning on January 2, 2006, we began accounting for stock-based payments including stock options and restricted Common Shares in accordance with the requirements of FAS Statement No. 123(R) “Share-Based Payment”. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 13, 2009.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

John J. Park, Chairman
John C. Kraft
Bhaskar Menon

Potential Payments Upon Termination or Change of Control
We have certain agreements that require us to provide compensation to our currently employed Named Executive Officers in the event of a termination of employment or a change of control of our company. The payment and benefits due upon a currently employed Named Executive Officer’s termination of employment (other than in connection with a change of control) are set forth in individual agreements between us and each of the currently employed Named Executive Officers. Each of our currently employed Named Executive Officers also has an Employment Security Agreement which provides for certain payments in the event of a change of control. In addition, to the extent not contemplated by the employment agreements or the Employment Security Agreements, our stock option agreements and restricted stock award agreements provide for the acceleration of vesting in the event of a change of control and upon termination under certain circumstances. The Compensation Committee retains discretion to determine the amount, if any, of any additional payments and benefits which may be paid to a currently employed Named Executive Officer upon termination of his or her employment. In making such a determination, the Compensation Committee may consider a number of factors including the reasons for the termination, the currently employed Named Executive Officer’s tenure and performance, the currently employed Named Executive Officer’s personal circumstances and the amount of payments and benefits, if any, generally offered to executive officers at other companies in similar positions.
Each of the currently employed Named Executive Officers has signed an Agreement Protecting Company Interests which provides that during the term of his employment with us and for a specified period after his termination, he will not solicit our clients or employees and will refrain from working for or consulting with any of our competitors. The term of the non-solicitation and non-compete agreements is two years for Messrs. Marrow and LaBonte, and one year for Messrs. DiBari, McDermott and Szafran. In the event any of the currently employed Named Executive Officers violates his or her Agreement Protecting Company Interests, we may be entitled to recover some or all of the payments and benefits that were paid by us upon termination of employment.
The following narrative describes the nature and amount of payments and benefits to each of our currently employed Named Executive Officers in the event of a termination of employment as a result of retirement, death or disability, involuntary termination (not for cause), voluntary termination, termination for cause, and termination in connection with a change of control, as well as in the event of a change of control without termination of employment.
Payments Made Upon Retirement
Each of the currently employed Named Executive Officers is eligible to elect normal retirement when he has completed at least ten years of continuous employment and the sum of his age and continuous service with us is equal to or greater than seventy. Upon normal retirement, some or all of the outstanding stock options that are not vested at the time of his retirement will accelerate and become exercisable. Generally, the vesting will be accelerated such that the options which would otherwise vest on the next anniversary of the grant date vest on the date of retirement; provided that the shares issuable upon exercise of such accelerated options are subject to certain restrictions on transfer for a period of two years after termination.
Payments Made Upon Death or Disability
In the event of the death or disability of a Named Executive Officer:
•	The currently employed Name Executive Officer, or his beneficiary or estate, will be entitled to receive payment of any and all base salary earned through the date of his termination;
•
Some or all of the outstanding stock options that are not vested at the time of his death or disability will accelerate and become immediately exercisable as described above under “Payments Made Upon Retirement;”

•	All then unvested restricted Common Shares will immediately vest; and
•	For Messrs. LaBonte and McDermott, his beneficiary or estate, will be entitled to receive a pro rata payment of any MIP incentive award at a target level for the then current performance period.

Payments Made Upon Involuntary Termination (Not for Cause)
In the event of involuntary termination of a currently employed Named Executive Officer not for “cause”:
•
Mr. Marrow will be entitled to severance payments in an amount equal to 12 months of his then-current base salary payable over a period of two years from the termination date. Messrs. LaBonte and McDermott will be entitled to severance payments in an amount equal to twelve months of their base salaries. Mr. Szafran will be entitled to severance payments in an amount equal to nine months of his base salary payable over a period over 12 months and Mr. DiBari will be entitled to severance payments in an amount equal to six months of his base salary payable over a period of 12 months.

•	We will reimburse Mr. Marrow for payments by him to exercise his rights under COBRA for a period of 12 months.
Payments Made Upon Voluntary Termination and Termination for Cause
In the event Mr. Marrow voluntarily terminates his employment with us for any reason prior to a change of control, or in the event Mr. Marrow is terminated for “cause” (as defined in his employment agreement), he is not entitled to receive any payments or benefits other than accrued obligations earned by Mr. Marrow prior to his date of termination. Such accrued obligations generally consist of unpaid base salary, pay for unused vacation time, expense reimbursements, and any vested benefits Mr. Marrow may have in our company retirement plans.
For each of the other currently employed Named Executive Officers, if he voluntarily terminates his employment with us, or if he is terminated for “cause” (as defined in his employment agreement), the currently employed Named Executive Officer is not entitled to receive any payments or benefits other than accrued obligations earned prior to the dated of his termination, unless, in the case of Messrs. LaBonte or Szafran, he resigns for “Good Reason” or “Agreed Reason” as that term is defined in his employment agreement.
In the event any of Messrs. LaBonte or Szafran voluntarily resigns for “Good Reason,” or “Agreed Reason” each of them is entitled to receive the same payments and benefits described above under “Payments Made Upon Involuntary Termination (Not For Cause)”. “Agreed Reason” is defined in Mr. Szafran’s employment agreement as a termination prior to a change of control, if after notice and a period to cure, (i) we materially reduce or diminish his duties, responsibilities or authority as an executive officer, (ii) he no longer reports to our Chief Executive Officer, (iii) his base salary is reduced and not in accordance with a compensation reduction applicable to all executive officers, or (iv) any other material breach of the terms of his agreement or his employment in general. For Mr. Labonte “Good Reason” is defined as (a) a material alteration in title, duties and responsibilities, (b) relocation of his office by more than 20 miles from both current residence and Deerfield, Illinois or (c) reduction in base salary or Incentive Bonus participation.
As used in the employment agreements of all of the currently employed Named Executive Officers, “cause” is defined as (i) gross misconduct or gross negligence in the performance of his duties as set forth in employment agreement, (ii) willful disobedience of the lawful directions of the Board of Directors or of our company’s policies, or (iii) commission of a crime involving fraud or moral turpitude that can reasonably be expected to adversely affect the business of our company.
Payments Made Upon Change of Control
In the event we experience a change of control:
•
Some or all of the currently employed Named Executive Officers’ outstanding stock options that are not vested at the time of the change of control will accelerate and become immediately exercisable. Generally, the vesting will be accelerated such that fifty percent (50%) of the previously unexercisable portion of such options shall become exercisable immediately following the change of control; and

•	All then unvested restricted Common Shares will immediately vest.

Payments Made Upon Termination in Connection with a Change of Control
Each of our currently employed Named Executive Officers has an Employment Security Agreement which establishes a “double trigger” severance plan that provides certain payments and benefits if the executive officer’s employment is terminated within one year after the change of control either by us, or by the executive for “good reason” as defined in the Employment Security Agreement (other than termination by us for cause or a termination by reason of death or disability). In the event a currently employed Named Executive Officer is terminated (other than termination by us for cause or a termination by reason of death or disability) within one year after the change of control or if he resigns for “good reason”:
•	The currently employed Named Executive Officer is entitled to a lump sum severance payment in an amount equal to his base salary for 18 months;
•	The currently employed Named Executive Officer is entitled to receive, an amount equal to one and one-half times any such annual MIP incentive award;
•	Any stock options which remain unvested at the time of his termination shall become immediately exercisable; and
•	We will reimburse each of the currently employed Named Executive Officers for payments by him to exercise his rights under COBRA for a period of 18 months.
Generally, a change of control under the Employment Security Agreements and the relevant stock option and restricted stock award agreements is deemed to occur if:
•	A tender offer is made and consummated for the ownership of more than 50% of our outstanding voting securities;
•
We merge or consolidate with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by our shareholders as they existed immediately prior to such merger of consolidation;

•	We sell all or substantially all of our assets to another company;
•	The persons who were our directors cease to constitute a majority of our Board of Directors under specific circumstances; or
•	A person (as defined under the federal securities laws) shall acquire more than 50% of our outstanding voting securities.
Notwithstanding the foregoing, a change of control will not be deemed to occur merely due to the death of Mr. Theodore G. Schwartz, our Chairman and a principal stockholder, or as a result of an acquisition of our outstanding voting securities by Mr. Schwartz and one or more of his affiliates in a going private transaction, except in certain limited circumstance where the ownership interests of Mr. Schwartz and his affiliates falls below certain levels specified in the agreements. See the “Common Shares Beneficially Owned by Principal Shareholders and Management” section of this Proxy Statement.
As defined in the Employment Security Agreements and the relevant stock option and restricted stock award agreements, “good reason” for any Named Executive Officer to voluntarily terminate his employment with us shall exist if, after notice and an opportunity to cure:
•	The currently employed Named Executive Officer’s principal place of work is moved more than fifty (50) miles;
•
The currently employed Named Executive Officer’s duties and responsibilities are materially reduced or diminished; provided that such reduction is not, in the case of the currently employed Named Executive Officers other than Mr. Marrow, solely as a result of our acquisition and existence as a subsidiary of another entity;

•	The currently employed Named Executive Officer’s base salary is reduced;
•	The currently employed Named Executive Officer determines in good faith that, as a result of the change of control, he is unable to carry out his or her job responsibilities;
•	There is a material violation of his employment agreement; or
•	We consummate a liquidation, dissolution or merger or transfer all or substantially all of our assets and his employment agreement is not assumed by the surviving entity.

Estimated Payments on Termination or Change of Control
The following table sets forth the estimated payments to each of the currently employed Named Executive Officers under the circumstances outlined above. The amounts shown assume that such termination and/or change of control was effective as of December 28, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the currently employed Named Executive Officers upon their termination and/or in the event of a change of control. The actual amounts to be paid out can only be determined at the time of such currently employed Named Executive Officer’s separation from us and/or at the time of a change of control.
Pursuant to each currently employed Named Executive Officer’s Employment Security Agreement, the amounts payable upon termination following a change of control may be reduced under certain circumstances in the event any such payments are considered excess parachute payments under Section 280G of the Internal Revenue Code. In addition, the currently employed Named Executive Officers have provisions in their employment agreements that would delay the payments thereunder in order to avoid any negative impact to such executive officer under Section 409A of the Internal Revenue Code. The calculations presented do not give effect to any such provisions which would have the effect of reducing the amounts paid by us to the Named Executive Officers.

Event	M. Marrow	A. Szafran	A. DiBari	D. LaBonte	M. McDermott
	(in dollars)
Retirement
Acceleration of stock options(1)	$—	$—	$13,800	$5,760	$—

Death or Disability
Prorated annual incentive(2)	—	—	—	100,000	99,200
Acceleration of stock options(1)	—	—	13,800	5,760	—
Acceleration of restricted Common Shares(1)	—	—	—	—	—

Total	—	—	13,800	105,760	99,200

Involuntary Termination (Not for Cause)
Cash severance payment(2)	350,000	225,000	142,500	250,000	248,000
Continued health benefits	4,536	n/a	n/a	n/a	n/a

Total	354,536	225,000	142,500	250,000	248,000

Voluntary Termination (For Good Reason)
Cash severance payment(2)	n/a	225,000	n/a	250,000	n/a

Change of Control
Acceleration of stock options(1)	—	—	34,500	9,600	—
Acceleration of restricted Common Shares(1)	—	—	—	—	—

Total	—	—	34,500	9,600	—

Change of Control with Termination
Cash severance payment(2)	525,000	450,000	427,500	375,000	372,000
Prorated annual incentive(2)	262,500	225,000	213,750	150,000	148,800
Continued health benefits	6,804	11,250	6,804	11,250	9,018
Acceleration of stock options(1)	—	—	69,000	19,200	—
Acceleration of restricted Common Shares(1)	—	—		—	—

Total	794,304	686,250	717,054	555,450	529,818

Notes to Estimated Payments on Termination or Change of Control Table

(1)	The value of accelerated stock options and restricted Common Shares is based on the closing price for our Common Shares on the NASDAQ as of December 28, 2008 ($1.02 per Common Share).

(2)
Cash severance payments and annual incentive bonus calculations are based on the following assumptions: The Named Executive Officer’s base pay is equal to his base salary effective December 28, 2008. Target annual bonus payments are equal to 50% of such base salary for Messrs. Marrow, DiBari and Szafran and 40% of such base salary for Messrs. LaBonte and McDermott. Generally, severance payments and health care reimbursements would be paid over a period of time on regular pay dates, except upon termination following a change in control where the Named Executive Officer is entitled to a lump sum payment. All other cash payments are paid in a lump sum.

Retirement Arrangements with Mr. Keller
In January 17, 2008, we announced that Mr. Keller, our former Chief Executive Officer, would retire in 2008. In connection with his retirement, we entered into an agreement with Mr. Keller pursuant to which he agreed to remain as Chief Executive Officer of the Company while the Board of Directors completed a search for his successor and to facilitate an orderly transition to the new Chief Executive Officer. In exchange for this commitment, we agreed to (i) treat Mr. Keller’s departure as a termination without cause under the terms of his Amended and Restated Executive Employment Agreement, dated August 6, 2007, and (ii) guarantee the vesting of certain stock options and restricted common shares that were scheduled to vest in February and March 2008 regardless of the actual date of Mr. Keller’s termination of employment.
Mr. Keller retired as our Chief Executive Officer and resigned from our Board of Directors on February 18, 2008. Mr. Keller’s employment with us terminated on April 19, 2008. Pursuant to the terms of Mr. Keller’s Amended Employment Agreement, Mr. Keller will receive salary continuation for a period of two years and a pro rata portion of any incentive actually earned in fiscal year 2008, as well as continuation of medical benefits and life and long-term disability insurance benefits for a period of two years at our expense. See “Potential Payments Upon Termination or Change of Control—Payments Made Upon Involuntary Termination” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
At the time of his termination, Mr. Keller had (i) vested options to purchase 400,000 Common Shares at an exercise price of $2.90 per share which may be exercised on or prior to October 19, 2008 and (ii) vested options to purchase 450,000 Common Shares at an exercise price of $1.62 per share which may be exercised on or prior to July 18, 2008. Mr. Keller’s remaining unvested stock options and unvested restricted Common Shares expired upon his termination of employment with us. Under certain limited circumstances, Mr. Keller may be entitled to certain additional payments and benefits in the event of a change of control of the Company. See “Potential Payments Upon Termination or Change of Control—Payments Made Upon Termination in Connection with a Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
Severance Arrangements with Mr. McClenahan
Mr. McClenahan, our former Senior Vice President, Sales and Marketing resigned on March 28, 2008. Pursuant to the terms of our employment agreement with Mr. McClenahan, he received salary continuation until March 28, 2009. Mr. McClenahan agreed to relinquish his right to receive reimbursement for COBRA medical benefits costs in excess of the amounts paid by employees for approximately $2,400. See “Potential Payments Upon Termination or Change of Control.”
Severance Arrangement with Mr. Hepburn
Mr. Hepburn, our former Chief Financial Officer resigned on May 31, 2008. Pursuant to the terms of our employment agreement with Mr. Hepburn, will receive salary continuation until May 31, 2009. Mr. Hepburn was eligible to receive approximately $600 per month for COBRA medical benefits costs in excess of the amounts paid by employees for a period of up to twelve months which he received for two months for a total of $1200.
Severance Arrangements with Ms. Schneider
Ms. Schneider, our former Senior Vice President, General Counsel and Secretary resigned on September 30, 2008. Pursuant to the terms of our employment agreement with Ms. Schneider, she will receive salary continuation until September 30, 2009.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
During fiscal years 2008 and 2007, the Company retained Ernst & Young LLP (“E&Y”) to audit the Company’s consolidated financial statements for 2008 and 2007, among other things. Fees billed to us by E&Y, for fiscal years 2008 and 2007, for audit and other professional services rendered were as follows:

	2008	2007
Audit Fees	$643,519	$612,500
Audit-Related Fees	45,000	68,000
Tax Fees	69,562	139,025
All Other Fees	—	—

Total	$758,081	$819,525

“Audit Fees” include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, fees associated with the services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, and fees associated with Section 404 attestation services.
“Audit-Related Fees” include fees for information systems audits.
“Tax Fees” include tax compliance and assistance with tax audits.
Mr. Workman, one of our nominees for director, became the Chief Financial Officer of HealthSouth Corporation in September 2004. HealthSouth Corporation has filed a legal action against E&Y alleging that from 1996 through 2002, when E&Y served as HealthSouth Corporation’s independent auditors, E&Y acted recklessly and with gross negligence in performing its duties, and specifically that E&Y failed to perform reviews and audits of HealthSouth Corporation’s financial statements with due professional care as required by law and by its contractual agreements with HealthSouth Corporation.
Policy Regarding the Pre-Approval of Audit and Non-Audit Services Provided by the Independent Registered Public Accounting Firm
Our Audit Committee is responsible for appointing our independent registered public accounting firm and approving the terms of the auditing and non-audit services provided by our independent registered public accounting firm. Our Audit Committee has established a policy governing services performed by our independent registered public accounting firm, which requires Audit Committee pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm, sets forth non-audit services which may not be performed by our independent registered public accounting firm and provides for regular review by the Audit Committee of the services performed by our independent registered public accounting firm and their fees. Our Audit Committee approved 100% of the fees for audit, audit related, tax and other services provided E&Y in fiscal year 2008.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities and Exchange Act of 1934, as amended, except to the extent that we specifically request that the information be treated as soliciting material or that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
The Board of Directors has appointed the Audit Committee, consisting of four directors, Messrs. Workman (Chairman), Park and Skinner and Ms. Andreotti. Each member of the Audit Committee is independent as such term is defined under the rules of the NASDAQ listing standards. The Board of Directors has adopted a written charter with respect to the responsibilities of the Audit Committee, which includes, among other things, reviewing the proposed scope of the internal audit, overseeing the adequacy and effectiveness of accounting and financial controls, and reviewing our annual and quarterly financial statements with management and the independent registered public accounting firm.
In fulfilling its responsibilities, the Audit Committee met and held discussions with management, our internal auditor and E&Y, our independent registered public accounting firm for fiscal year 2008, regarding the annual audit and our audited consolidated financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management and E&Y the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008. The Audit Committee discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.
E&Y also provided to the Audit Committee the written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has discussed the independence of E&Y with members of the firm.
Management is responsible for maintaining internal controls over our financial reporting process and assessing the effectiveness of our internal control over our financial process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon, and to express an opinion on our management’s assessment and an opinion of effectiveness of our internal control over financial reporting based on their audit. As provided in its charter, the Audit Committee’s responsibilities include the monitoring and oversight of these processes.
In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of our financial statements has been carried out in accordance with generally accepted accounting principles or that our independent registered public accounting firm is in fact “independent.”
Based upon and in reliance upon the review and discussion referred to above and the review of E&Y’s report to the Audit Committee, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

John L. Workman, Chairman
Cindy K. Andreotti
John J. Park
Samuel K. Skinner

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
E&Y served as our independent registered public accounting firm for fiscal year 2008. The Audit Committee has retained E&Y to serve as our independent registered public accounting firm for fiscal year 2009. Representatives of E&Y are expected to be present at the Annual Meeting, where they will be available to make a statement and respond to appropriate questions.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Corporate Governance Guidelines outline our policies and procedures for the review, approval or ratification of related party transactions and conflicts of interest. Our policy is that a director must avoid any conflict of interest with our company. If a director develops an actual, potential or apparent conflict of interest with us or is unsure whether a potential situation might develop into a conflict of interest, he or she must report the conflict immediately to our Chairman and the Chairman of our Nominating and Corporate Governance Committee. The conflict must be resolved to the satisfaction of the Nominating and Corporate Governance Committee or the director must resign. Further, if a director (or any member of his or her immediate family) has a personal interest in a matter before our Board of Directors, he or she must disclose to the full Board the material facts as to his or her relationship and interest. In addition to the approval processes described above, our Code of Business Ethics and Conduct prohibits any director or employee from engaging in any activity or association that conflicts with, or appears to conflict with, his or her ability to exercise independent judgment in our best interest and dictates that such individuals must avoid any situation that may create, or seem to create, a conflict between his or her personal interests and our company’s interests.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors, and persons who own more than ten percent of our outstanding Common Shares report their beneficial ownership and changes in their beneficial ownership of our equity securities by filing reports with the SEC. During fiscal year 2008, to our knowledge, our officers, directors, and greater than ten percent beneficial owners filed the reports required by Section 16(a) on a timely basis during such year except for Directors Park and Schwartz who each filed a late Form 4.
ANNUAL REPORT ON FORM 10-K
A copy of our most recent Annual Report on Form 10-K filed with the SEC accompanies this Proxy Statement. Additional copies of the Annual Report on Form 10-K may be obtained from our website at http://ir.apaccustomerservices.com/investors/proxy09.cfm, or by writing to APAC Customer Services, Inc., 2333 Waukegan Road, Suite 100, Bannockburn, Illinois 60015, Attention: Robert B. Nachwalter, Senior Vice President, General Counsel and Secretary.
MULTIPLE SHAREHOLDERS SHARING AN ADDRESS
The rules of the SEC permit companies to provide a single copy of an annual report and proxy statement to households in which more than one shareholder resides. This process is known as householding. Shareholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our Proxy Statement and Annual Report to Shareholders unless they have affirmatively objected to the householding notice.
Shareholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing our Investor Relations department at: Investor Relations, APAC Customer Services, Inc., 2333 Waukegan Road, Suite 100, Bannockburn, Illinois 60015. For future annual meetings, a shareholder may request separate annual reports or proxy statements, or may request the householding of such materials, by contacting us as noted above.

PROPOSALS OF SHAREHOLDERS FOR 2010 ANNUAL MEETING
A shareholder who intends to present a proposal at the 2010 Annual Meeting and who wishes to have the proposal included in our proxy statement for that meeting must deliver the proposal to the Secretary. All proposals must be received by the Secretary at our principal executive office located at 2333 Waukegan Road, Suite 100, Bannockburn, Illinois 60015, no later than December 31, 2009, and must satisfy the applicable rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.
A shareholder who intends to nominate a candidate for director or to present a proposal that is a proper subject for consideration at the 2010 Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement, must provide written timely notice to the Secretary in accordance with our Bylaws. To be timely, such notice must be delivered to the Secretary at our principal executive offices between February 2, 2010 and March 4, 2010. However, if the date of our 2010 Annual Meeting is before May 3, 2010, or after August 2, 2010, the notice must be delivered to the Secretary at our principal executive office not more than 120 days prior to the 2010 Annual Meeting and not less than the later of 90 days prior to the 2010 Annual Meeting or 10 days following the day on which we first publicly announce the date of the 2010 Annual Meeting. The notice must describe certain information regarding the nominee and the shareholder giving the notice, including information such as name, address, occupation and shares held.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors
Robert B. Nachwalter
Secretary

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐
PLEASE SEE
REVERSE SIDE
1.	Election of Directors:

The Board of Directors Recommends a Vote “FOR”
the following nominees.
	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT
01 — Cindy K. Andreotti	☐	☐	☐
02 — John C. Kraft
03 — Michael P. Marrow
04 — John J. Park
05 — Theodore G. Schwartz
06 — Samuel K. Skinner
07 — John L. Workman

Nominee(s) Excepted

Signature	Signature	Date

Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Ù FOLD AND DETACH HERE Ù
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.
Important notice regarding the Internet availability of
Proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to
Stockholders are available at:
http://ir.apaccustomerservices.com/investors/proxy09.cfm

APAC Customer Services, Inc.
Proxy is Solicited on Behalf of the Board of Directors
For the Annual Meeting of Shareholders on June 3, 2009
The undersigned hereby appoints Michael P. Marrow, Robert B. Nachwalter and Andrew B. Szafran, and each of them, as proxies, each with full power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all of the Common Shares of APAC Customer Services, Inc. which the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of APAC Customer Services, Inc. to be held on June 3, 2009, or at any adjournment or postponement thereof.
Unless otherwise marked, this proxy will be voted FOR the election of the nominees named on the reverse side.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù
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